Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269234

PROSPECTUS

1,654,578 shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to an aggregate of 1,654,578 shares of our common stock (“Common Shares” or “Common Stock”) issuable upon the exercise of (i) prefunded warrants to purchase 538,789 Common Shares (the “Prefunded Warrants”), (ii) Common Stock purchase Warrants to purchase 1,052,631 Common Shares (the “Warrants”), and (iii) placement agent warrants to purchase 63,158 Common Shares (the “Placement Agent Warrants”).

We will not receive any proceeds from the sale of the Common Shares by the selling stockholders under this prospectus. Notwithstanding, upon the exercise, for cash, of the (i) the Prefunded Warrants, (ii) the Warrants, and (iii) the Placement Agent Warrants, we will receive aggregate gross proceeds of approximately $2.69 million.

We have agreed to bear all of the expenses incurred in connection with the registration of these Common Shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the warrant shares.

Sales of the Common Shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholders may sell Common Shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Common Shares, or both. The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their shares of Common Stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholders may sell or otherwise dispose of their Common Shares in the section titled “Plan of Distribution” beginning on page 30.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PALI.” On January 12, 2023, the last reported sale price of our Common Stock was $2.75 per share. You are urged to obtain current market quotations for the Common Stock.

Our principal executive offices are located at 7750 El Camino Real, Suite 5200, Carlsbad, California 92009, telephone number (858) 704-4900.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 6 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 24, 2023.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Palisade,” the “Company” and similar designations refer to Palisade Bio, Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

●	the impact of the COVID-19 pandemic on our business, and operations, and supply;

●	the rate and degree of market acceptance of our products;

●	our ability to build and expand our sales organization to address effectively existing and new markets that we intend to target;

●	future regulatory, judicial, and legislative changes or developments in the United States (“U.S.”) and foreign countries and the impact of these changes;

●	our ability to build a commercial infrastructure in the U.S. and other markets;

●	our ability to compete effectively in a competitive industry;

●	our ability to identify and qualify additional manufacturers to provide API and manufacture drug product;

●	our ability to enter into longer term commercial supply agreements;

●	the success of competing technologies that are or may become available;

●	our ability to attract and retain key scientific or management personnel;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

●	our ability to obtain funding for our operations; and

●	our ability to attract collaborators and strategic partnerships.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

The discussion of risks and uncertainties set forth in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” beginning on page 6 of this prospectus, as well as the information incorporated by reference from our most recent Annual Report on Form 10-K filed with the SEC on March 17, 2022 and our most recent Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022, before making an investment decision. When used in this prospectus, except where the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” “Palisade,” or similar terms refer to Palisade Bio, Inc. Also, any reference to “common share” or “common stock,” refers to our $0.01 par value common stock. All share and per share information contained in this prospectus takes into account the 1-for-50 reverse stock split of our Common Shares effective November 15, 2022.

Company Overview

The Company is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative oral therapies that target serious diseases associated with the breakdown of the mucosal barrier protecting the gastrointestinal (“GI”) tract. The Company’s goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.

The Company’s approach is founded on the discovery that damage to the intestinal epithelial barrier can result in the leakage of digestive enzymes from the GI tract that can damage tissues and promote inflammation, causing a broad array of acute and chronic conditions.

The Company is focused on developing a portfolio of oral product candidates to treat conditions driven by protease (intestinal enzymes) leakage through the intestinal epithelial barrier, including by surgical complications and inflammatory conditions. The below graphic illustrates the protease leakage resulting from a compromised intestinal epithelial barrier:

The Company’s lead therapeutic candidate, LB1148, is a novel oral liquid formulation of the well-characterized digestive enzyme inhibitor tranexamic acid (“TXA”), with the potential to both reduce abdominal adhesions and accelerate the return of bowel function following surgery. LB1148 is currently being developed for administration prior to surgeries that are at risk of disrupting the intestinal epithelial barrier. By inhibiting the activity of digestive proteases, the Company believes that LB1148 has the potential to reduce the formation of adhesions in gastrointestinal (GI) tissues, accelerate the time to the return of normal GI function.

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The Company believes that LB1148, if successfully developed and approved, may have the ability to become a suitable treatment option across a broad range of acute and chronic conditions associated with GI barrier dysfunction.

Beyond the Company’s initial therapeutic focus on GI-related pathology triggered by major surgeries, the Company believes that protease-based therapeutics hold promise in meeting a number of unmet needs resulting from chronic protease leak. By leveraging our expertise in protease-mediated diseases and dysregulation of the intestinal epithelia barrier, the Company’s strategy is to create a broad portfolio of innovative oral therapeutics that target serious diseases associated with the breakdown of this barrier.

Prevention of Post-Surgical Abdominal Adhesions: GI Surgery

Status of the U.S. Phase 2 Adhesions Study

Going forward, the Company will prioritize the advancement of its U.S. Phase 2 adhesions study, which, it believes, will maximize the value of its current product pipeline. To date, the Company has enrolled 35 of an expected 70 patients in the study, and LB1148 continues to demonstrate safety and tolerability. Management and the Company’s board of directors (the “Board”) remain confident in its potential to support advancement to a Phase 3 study. As discussed below, the Company has decided to pause its U.S. Phase 3 study evaluating return of bowel function in adult patients undergoing gastrointestinal surgery. In pausing this U.S. Phase 3 study, the Company will narrow its focus to the continued advancement of its U.S. Phase 2 adhesions study.

On December 16, 2022, the Company announced that it had enrolled a total of 35 of the planned 70 patients in its Phase 2 study. Of the patients enrolled, 31 have completed their first surgery, and nine have completed a second surgery, which is an inflection point for data under the current study protocol. Palisade believes that the data collected to date is sufficient for its evaluation purposes, including an evaluation of its risk profile, and for such reason, the Company is voluntarily ceasing enrollment in the trial. Palisade expects to report topline data from the 35 patients in the first half of 2023.

The Company is currently designing a dose optimization study for all indications to determine if a different dosing protocol would enhance the risk profile while simultaneously providing efficacy. The Company anticipates that this study will generate pharmacokinetic and pharmacodynamic data across multiple doses in patients, with enrollment expected to commence in the first half of 2023.

Postoperative Return of Bowel Function: GI Surgery

In May 2022, the Company’s co-development partner in China received clearance from the Center for Drug Evaluation of the National Medical Products Administration of the People’s Republic of China to proceed with their Phase 3 clinical trial to evaluate LB1148 for accelerated return of bowel function in adult patients undergoing gastrointestinal surgery. In June 2022, based on data generated by this co-development partner in its earlier Phase 2 study, the Company initiated a Phase 3 clinical trial in the U.S. evaluating LB1148 to accelerate the return of bowel function in adult patients undergoing gastrointestinal surgery.

Status of the U.S. Phase 3 Return of Bowel Function Study

In late September of 2022, the Board, in connection with a special clinical subcommittee it appointed, initiated a review of the Company’s operations, including its ongoing clinical programs. As part of the review, the Company engaged the services of independent third-party clinical development experts to assist in the review. In October of 2022, the review identified that in 2020, a former member of the Company’s management received unblinded clinical data related to bowel function from a subset of patients in the Company’s ongoing U.S. Phase 2 study.

Upon discovery of this information, the special clinical subcommittee of the Board commenced a thorough review of the Company’s ongoing clinical programs. As a result of the review, the Company believes that the current U.S. Phase 3 study protocol requires additional standardization across sites and further clarification in the definition of endpoints to permit an adequate assessment of the efficacy of LB1148 to recover GI function. The Company does not believe that the favorable safety and tolerability profiles of LB1148 were impacted by these findings.

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Given the foregoing, as well as the financial resources available to the Company at this time, the Company believes it is in its stakeholders’ best interests to pause enrollment in the U.S. Phase 3 study in order to determine next steps for the study.

Notwithstanding the pausing of the trial, the Company remains optimistic as to the efficacy of LB1148 for the return of bowel function based on its co-development partner’s Phase 2 data and their plan to continue its Phase 3 study in China.

Company Information

We were originally incorporated in 2001 in the State of Delaware under the name Neuralstem, Inc. In October 2019, we changed our name from Neuralstem, Inc. to Seneca Biopharma, Inc., or Seneca. In April 2021, we effected a merger transaction with Leading Biosciences, Inc., or “LBS”, whereby LBS became a wholly owned subsidiary of Seneca. In April 2021, we changed our name from Seneca Biopharma, Inc. to Palisade Bio, Inc. Our principal executive offices are located at 7750 El Camino Real #5200, Carlsbad, CA, 92009, our telephone number is (858) 704-4900 and our website address is www.palisadebio.com. The information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Subsidiaries

We conduct our operations through LBS, our wholly owned subsidiary.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

Reverse Stock Split

Effective at 5:00 p.m. Eastern Time on Tuesday November 15, 2022, Palisade effected a reverse stock split of its outstanding common stock (“Reverse Split”). As a result of the Reverse Split, each of the Company’s shareholders received one (1) new share of common stock for every fifty (50) shares such shareholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all the Company’s issued and outstanding shares of common stock equally. The Reverse Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued because of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one (1) share of the common stock to which the shareholder would otherwise be entitled, multiplied by the closing trading price of the Common Stock on November 15, 2022. As a result of the Reverse Split, the Company’s basic net loss per share has been adjusted to $186.02, $142.95 and $18.40 for the years ended December 31, 2020, December 31, 2021, and the nine months ended September 30, 2022, respectively, and the Company’s diluted net loss per share has been adjusted to $186.02, 169.74 and $18.40, for the years ended December 31, 2020, December 31, 2021, and the nine months ended September 30, 2022, respectively.

January 2023 Private Placement

On December 30, 2022, we entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain institutional and accredited investors pursuant to which we agreed to sell and issue, in a registered direct offering (the “Registered Offering”), an aggregate of (i) 476,842 shares of our common stock, par value $0.01 per share, at a purchase price per share of $2.375, and (ii) 37,000 prefunded warrants to purchase common stock at a purchase price of $2.3749, with such warrants having an exercise price of $0.0001 per share and a perpetual term. Additionally, in a concurrent private placement, we also agreed to sell and issue to such purchasers, an aggregate of (i) 538,789 Prefunded Warrants to purchase shares of Common Stock at an exercise price of $0.0001 per share, and a perpetual term; and (ii) 1,052,631 Warrants to purchase shares of Common Stock at an exercise price of $2.375 per share and a term of five (5) years (collectively, the “January 2023 Offering”). All of the warrants are immediately exercisable from their date of issuance.

Pursuant to a placement agency agreement dated as of December 30, 2022, we engaged Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), to act as the exclusive placement agent in connection with the Registered Offering and concurrent private placement transaction. We issued Placement Agent Warrants to the Placement Agent to purchase an aggregate of 63,158 shares of our Common Stock. The Placement Agent Warrants have an exercise price of $2.9688 per share and a term of five (5) years. The Placement Agent Warrants are immediately exercisable from issuance.

The registration statement of which this prospectus is a part relates to the resale of the shares of Common Stock that may be issued to the selling stockholders in connection with the exercise of the Prefunded Warrants, the Warrants, and the Placement Agent Warrants issued in the private placement portion of the January 2023 Offering.

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THE OFFERING

Common stock offered by selling stockholders	1,654,578 Common Shares

Terms of the offering	The selling stockholders will determine when and how it will sell the Common Shares offered in this prospectus, as described in the “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	You should read the “Risk Factors” section included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“PALI”

Ownership Limitations:	The selling stockholders are prohibited from exercising the Prefunded Warrants, Warrants, and Placement Agent Warrants, as applicable, to the extent that immediately prior to or after giving effect to such exercise, the applicable selling stockholder, together with its affiliates and other attribution parties, would own more than 4.99% (or for certain holders of the Prefunded Warrants and Warrants, 9.99%, subject to their election at issuance), of the total number of shares of the Company’s Common Stock then issued and outstanding, which percentage may be changed at the selling stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to the Company

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC on March 17, 2022 and our subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Common Stock described in the section entitled “Selling Stockholders” to resell their Common Shares upon exercise of the Prefunded Warrants, Warrants, and Placement Agent Warrants, as applicable. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of Common Shares by the selling stockholders.

In the event all of the Prefunded Warrants, Warrants, and Placement Agent Warrants are exercised for cash, we will receive aggregate gross proceeds of approximately $2.69 million. Any proceeds from the exercise of these warrants will be used for working capital and general corporate purposes. We cannot predict when or if any of the warrants will be exercised for cash, and it is possible that the warrants may expire and never be exercised (except that the Prefunded Warrants do not expire, but the exercise thereof results in de minimis cash). We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel, or collectively, the Registration Expenses. Other than Registration Expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares.

MARKET INFORMATION

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI”. As of January 11, 2023, we had approximately 179 stockholders of record.” On January 12, 2023, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $2.75 per share.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

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EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2022, consisting of our current principal executive officer and financial officer, our the next two most highly compensated executive officers as of December 31, 2022, and two additional individuals for whom disclosure would have been required to be provided under applicable SEC rules but for the fact that the individuals were not serving as an executive officer of at December 31, 2022, were:

●	Thomas Hallam, Ph.D., our former Chief Executive Officer;

●	J.D. Finley, our current interim Chief Executive Officer and Chief Financial Officer;

●	Herbert Slade, MD FAAAAI, our current Chief Medical Officer; and

●	Michael Dawson, M.D., our former Chief Medical Officer.

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2022 and 2021.

Summary Compensation Table

Name and Principal Position		Year	Salary ($)	Bonus ($)		Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (7) ($)	All Other Compensation ($)	Total ($)
Thomas Hallam, Ph.D.		2022	415,167	—		96,572	(4)	—	22,083	533,822
Former Chief Executive Officer	(8)	2021	453,617	30,000	(1)	750,474	(3)	159,000	1,776	1,394,867
J.D. Finley		2022	424,000	—	(1)	39,961	(5)	—	—	463,961
Chief Executive Officer and Chief Financial Officer	(9)	2021	365,389	50,000	(1)	593,316	(3)	104,000	—	1,112,705
Herbert Slade, MD, FAAAAI		2022	—	—	(1)	—		—	59,063	59,063
Chief Medical Officer	(10)	2021	—	—		—		—	—	—
Michael Dawson		2022	94,501	—		19,981	(6)	—	74,698	189,180
Former Chief Medical Officer	(11)	2021	111,747	—		96,049	(3)	27,800	—	235,596

(1)	Amounts reported represent bonuses earned in 2020 and paid in 2021 related to the voluntary deferral of salary in 2020 and bonuses earned in 2021 and paid in 2021 related to the closing of the merger transaction with Seneca Biopharma. These bonuses were paid at the discretion of our Board. As of the date of this Registration Statement, neither the Board or Compensation Committee has not made a determination regarding the issuance of any bonus for the year end 2022. Accordingly, a bonus is not calculable through the latest practicable date and it is not certain when a determination will be made regarding a bonus for the year end 2022.
(2)	In accordance with SEC rules, reflects the aggregate grant date fair value of stock options granted to our named executive officers during fiscal years ended December 31, 2021 and 2022 under the 2013 Plan and the 2021 EIP, as determined in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in calculating their fair value of the stock options are included in Note 9 to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2022 with respect to grants in 2021 and contained in Note 8 of our condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

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(3)	Amounts include the incremental fair value of the repricing of: (i) options with respect to 236,324 shares underlying vested options granted to Dr. Hallam, (ii) 157,246 shares underlying vested options granted to Mr. Finley, and (iii) 34,115 shares underlying vested options granted to Dr. Dawson, computed in each case as of the repricing or modification date in accordance with FASB ASC Topic 718.
(4)	Amount includes an option grant to purchase 1,296 shares under the 2021 Equity Incentive Plan. The options were issued on February 17, 2022 and have an exercise price of $47.71 per share.
(5)	Amount includes an option grant to purchase 3,132 shares under the 2021 Equity Incentive Plan. The options were issued on February 17, 2022 and have an exercise price of $47.71 per share.
(6)	Amount includes an option grant to purchase 648 shares under the 2021 Equity Incentive Plan. The options were issued on February 17, 2022 and have an exercise price of $47.71 per share.
(7)	Amounts reflect non-equity discretionary cash incentive plan bonuses paid. For the year ended December 31, 2022, the Board has not yet determined that amount of bonuses, if any. Dr. Dawson and Dr. Hallam are not eligible for a bonus as they are no longer employed by the Company.
(8)	Dr. Hallam ceased to serve as our Chief Executive Officer and as a member of the Board of Directors effective October 11, 2022.
(9)	In addition to serving as our Chief Financial Officer, Mr. Finley began serving as interim Chief Executive Officer on October 11, 2022. The Board and Compensation Committee have not yet determined any base salary increase for Mr. Finley’s new role, if any, at this time, nor whether any such base salary increase will be applied retroactively.
(10)	Dr. Slade was appointed to serve as our Chief Medical Officer on November 17, 2022. Dr. Slade’s compensation consists of: (i) $31,063 paid to Dr. Slade as a consultant prior to becoming Chief Medical Officer and (ii) $28,000 paid to Dr. Slade as our chief medical officer consultant.
(11)	Dr. Dawson ceased to serve as our Chief Medical Officer effective October 11, 2022.

Compensation Program Overview

Our compensation program for executive officers is designed to encourage our management team to continually achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges. We provide what we believe is a competitive total compensation package to our management team through a combination of base salary, an annual performance-based bonus and long-term equity-based incentives.

The Compensation Committee shall review, determine and approve (or, if it deems appropriate, recommend to the Board for determination and approval, except as provided below), at their discretion, in light of relevant performance goals and objectives, taking into account such other items as the Compensation Committee deems relevant.

Annual Base Salary

The compensation of our named executive officers for 2022 base salaries that became effective as of January 1, 2022 were as follows:

NAME	2022 BASE SALARY ($)
Thomas Hallam, Ph.D.	$530,000	(1)
J.D. Finley	$424,000	(2)
Michael Dawson, M.D.	$240,000	(3)

(1)	Dr. Hallam ceased to be an employee of the Company effective October 11, 2022.
(2)	Mr. Finley began serving as interim CEO in addition to his role as CFO effective October 11, 2022.
(3)	Dr. Dawson ceased to be an employee of the Company effective October 1, 2022.

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Bonus Opportunity

Named executive officers are eligible to be considered for an annual discretionary cash incentive bonus of up to a percentage of their respective base salary, based on achievement of individual and/or corporate performance targets, metrics and/or objectives to be determined and approved by the Board or the Compensation Committee, including pursuant to an annual incentive plan or similar plan adopted by the Board, if any. Any such bonus would be paid after the close of the fiscal year and after determination by the Board or the Compensation Committee. All annual incentive compensation is discretionary and not guaranteed and, in addition to the other conditions for earning such compensation, each officer must remain an employee in good standing of the Company on the annual incentive compensation payment date in order to be eligible for any annual incentive compensation. The Board (or the Compensation Committee thereof) may review executive officer’s annual performance bonus amount for adjustment from time to time. The 2022 annual discretionary cash incentive bonus targets were 50% of base salary for Dr. Hallam and 40% of base salary for Mr. Finley and Dr. Dawson.

As of January 11, 2023, the Board or Compensation Committee have not yet determined the annual discretionary cash incentive bonus amount to be paid, if any, for the year ended December 31, 2022, and accordingly, no such bonus has been paid out. Dr. Hallam and Dr. Dawson are no longer eligible for a discretionary cash incentive bonus as they are no longer employees of the Company.

Option Repricing

The Company determined that the outstanding stock options under the LBS 2013 Amended and Restated Employee, Director, and Consultant Equity Incentive Plan, (as amended and restated, the “2013 Plan”) had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “Underwater Options”). In November 2021, the Compensation Committee resolved that it was in the best interests of the Company and its stockholders to amend the Underwater Options for five key employees, including Dr. Hallam, Mr. Finley, and Dr. Dawson, to reduce the exercise price per share to the closing per share price of the Company’s common stock on November 18, 2021 (the “Repricing”). In accordance with the 2013 Plan requirements, the holders of the Underwater Options identified under the Repricing consented to the modification of their affected awards. All the other terms of the Underwater Options other than the exercise price remained the same, including the number of shares granted, vesting schedule and expiration date.

No options were repriced during the year ended December 31, 2022.

Equity Compensation Plans

As of December 31, 2022, we currently have the following equity compensation plans: (i) the Company’s 2021 Equity Incentive Plan, as amended (the “2021 EIP”), (ii) the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), (ii) 2013 Plan, which was assumed by the Company in connection with the merger with Seneca BioPharma, (iii) the Company 2021 Inducement Plan (the “Palisade 2021 Inducement Plan”), (iv) Seneca’s 2019 Equity Incentive Plan (the “Seneca 2019 Plan”), (v) Seneca’s 2020 Equity Incentive Plan (the “Seneca 2020 Plan”) and (vi) Seneca’s Inducement Award Stock Option Plan (the “Seneca Inducement Plan”). As a result of the approval of the Company’s 2021 Equity Incentive Plan, no future awards may be granted under the 2013 Plan. No future awards may be granted under the 2013 Plan, Seneca 2019 Plan, the Seneca 2020 Plan, or the Seneca Inducement Plan. There are no securities outstanding under the ESPP plan.

Say-on-Pay

At our 2022 Annual Meeting of Stockholders held on June 9, 2022, we submitted an advisory vote on the compensation awarded to our named executive officers (commonly known as a “say-on-pay” vote). At our 2022 Annual Meeting, excluding broker non-votes, approximately 5,753,960 shares cast votes with regard to the say-on-pay proposal. Of those, 3,765,654 or approximately 65.44%, of the shares approved the compensation of named executive officers. We believe that the outcome of our say-on-pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to retain and motivate our named executive officers. In light of this stockholder support, the Compensation Committee determined not to change its approach to compensation. However, even though stockholders demonstrated overwhelming support for our compensation approach in 2022, the Compensation Committee annually reviews our compensation practices to determine how they might be improved. The Compensation Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

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FOR ADDITIONAL INFORMATION, PLEASE SEE BELOW UNDER “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our equity compensation plans which have outstanding securities as of December 31, 2022. For the description of these plans, please see below under “Equity Benefit Plans.”

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)	Weighted- Average Exercise Price for Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
2021 EIP (1)	20,167	$99.21	21,276
2013 Plan (2)	14,274	$778.77	—
ESPP (3)	—	—	5,159
Equity compensation plans not approved by security holders
Palisade 2021 Inducement Plan	8,560	$51.10	6,440
Total	43,001	$315.21	32,875

(1)	On January 1 of each calendar year, the number of shares of common stock authorized under the 2021 EIP increases by an amount equal to (i) 4% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (ii) a lesser number of shares of common stock determined by the Board prior to the date of the increase.
(2)	Although certain outstanding awards under the plan are outstanding, no additional grants will be made pursuant to such plan.
(3)	On January 1 of each calendar year, the number of shares of common stock authorized under the ESPP increases by (i) 1% of the total number of shares of common stock outstanding on December 31 of the preceding year, (ii) 6,935 shares of common stock, or (3) such lesser number of shares of common stock as the Board may designate prior to the date of increase.

Agreements with Our Named Executive Officers

We are party to (i) an employment with Mr. Finley, our interim Chief Executive Officer and Chief Financial Officer and (ii) a consulting agreement with Dr. Slade, our Chief Medical Officer.

Previously, we were a party to (i) an employment agreement entered into with Dr. Hallam in December 2020 (entered into by LBS) and (ii) an employment agreement entered into with Dr. Dawson in December 2020 (entered into by LBS). Employment for both Dr. Hallam and Dr. Dawson terminated on October 11, 2022.

Descriptions of each of the foregoing employment or consulting agreement(s) are described below.

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Finley Employment Agreement

Mr. Finley served as our Chief Financial Officer pursuant to his employment agreement dated December 16, 2022 (“Finley Employment Agreement”). Additionally, effective October 11, 2022, Mr. Finley was appointed to serve as our interim Chief Executive Officer. Pursuant to the Finley Employment Agreement, Mr. Finley receives an annual base salary of $400,000, with an annual target cash bonus of 40% of his base salary. Mr. Finley also received a one-time payment of $231,000, consisting of (i) $39,500 for the 2019 performance bonus, which had been voluntarily deferred (ii) $127,969 for the amount of 2020 salary that had been voluntarily deferred, (iii) a bonus equal to 10% of the 2020 salary that had been voluntarily deferred and (iv) a bonus of $50,000 awarded for the successful close of the merger with Seneca. In February 2022, Mr. Finley’s base salary was increased to $424,000 per annum.

The Finley Employment Agreement also provided that if the Company terminated Mr. Finley without “Cause” or if Mr. Finley resigned his employment for “Good Reason”, each as defined in the Finley Employment Agreement, Mr. Finley would be entitled to receive (i) salary continuation and COBRA reimbursement for twelve (12) months each, up to three (3) months of outplacement assistance, and (iii) 9 months of immediate vesting of equity grants subject to time based vesting. In the case of a termination that occurred during the period beginning three (3) months before and ending twelve (12) months after a “Change in Control”, (a) these severance-related periods would also be (12) months, (b) the equity award acceleration will result in full vesting for all time-based awards, and (c) Mr. Finley would receive an additional payment equal to his target bonus.

Upon Mr. Finley’s termination for any reason, Mr. Finley will be entitled to receive amounts earned but unpaid during his term of service, including unpaid salary and unused vacation, as applicable.

Mr. Finley received certain stock option grants under the 2013 Plan and the 2021 EIP that were granted subject to the general terms of the 2013 Plan or 2021 EIP, as applicable, and the relevant form of stock option agreement. The specific terms of such grants are described under the heading “Outstanding Equity Awards at Fiscal Year-End.”

Slade Consulting Agreement

Effective November 17, 2022, we appointed Dr. Slade as our Chief Medical Officer. Dr. Slade serves in this role on a consulting basis and receives compensation based on his hours of service. Dr. Slade has previously been providing consulting services to the Company since May 2022. Dr. Slade’s consulting agreement does not provide for any severance or termination-based benefits upon termination or resignation.

Hallam Employment Agreement

Dr. Hallam served as our Chief Executive Officer pursuant to his employment agreement dated December 16, 2022 (“Hallam Employment Agreement”) until October 11, 2022. Pursuant to the Hallam Employment Agreement, Dr. Hallam received an annual base salary of $490,000, with an annual target cash bonus of 50% of his base salary. Dr. Hallam also received a one-time payment of $285,000, consisting of (i) $73,500 for the 2019 performance bonus, which had been voluntarily deferred (ii) $164,937 for the amount of 2020 salary that had been voluntarily deferred, (iii) a bonus equal to 10% of the 2020 salary that had been voluntarily deferred and (iv) a discretionary bonus of $30,000 awarded for the successful close of the merger with Seneca. In February 2022, Dr. Hallam’s base salary was increased to $530,000 per annum.

Hallam Termination / Change in Control Payments

The Hallam Employment Agreement also provided that if the Company terminated Dr. Hallam without “Cause” or if Dr. Hallam resigned his employment for “Good Reason”, each as defined in the Hallam Employment Agreement, Dr. Hallam would be entitled to receive (i) salary continuation and COBRA reimbursement for twelve (12) months each, up to three (3) months of outplacement assistance, and (iii) 12 months of immediate vesting of equity grants subject to time based vesting. In the case of a termination that occurred during the period beginning three (3) months before and ending twelve (12) months after a “Change in Control”, (a) these severance-related periods would have increased to eighteen (18) months, (b) the equity award acceleration will result in full vesting for all time-based awards, and (c) Dr. Hallam would receive an additional payment equal to his target bonus.

Upon Dr. Hallam’s termination, Dr. Hallam received amounts earned but unpaid during his term of service, including unpaid salary and unused vacation, as applicable.

Pursuant to his service, Dr. Hallam received certain stock option grants under the 2013 Plan and the 2021 EIP that were granted subject to the general terms of the 2013 Plan or 2021 EIP, as applicable, and the relevant form of stock option agreement. The specific terms of such grants are described under the heading “Outstanding Equity Awards at Fiscal Year-End.”

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Termination of Employment of Dr. Hallam

On October 11, 2022, we entered into a separation agreement with Dr. Hallam whereby Dr. Hallam resigned his employment and board seat and the Company and Dr. Hallam entered into a mutual release of claims agreement. Provided that Dr. Hallam has not and does not breach the terms of such agreement, Dr. Hallam is entitled to: (i) the payment of an aggregate of $530,000 payable in twelve equal monthly installments, (ii) up to twelve (12) months of continued COBRA coverage, (iii) twelve (12) months of immediate vesting of his outstanding equity grants subject to time based vesting, and (iv) up to six (6) months of virtual job replacement services valued at $3,100. Subject to the continued performance of terms set forth in the separation agreement, we would be required to pay all of the foregoing compensation to Dr. Hallam. To date, the Company has paid approximately $22,000 under the separation agreement.

Dawson Employment Agreement

Dr. Dawson served as our Chief Medical Officer pursuant to his employment agreement dated December 16, 2020 (“Dawson Employment Agreement”) until October 11, 2022. Pursuant to the Dawson Employment Agreement, Dr. Dawson received an annual base salary of $115,900, with an annual target cash bonus of 40% of his base salary. Dr. Dawson also received a one-time payment of $66,000, consisting of (i) $7,500 for the 2019 performance bonus, which had been voluntarily deferred (ii) $52,515 for the amount of 2020 salary that had been voluntarily deferred, and (iii) a bonus equal to 10% of the 2020 salary that had been voluntarily deferred. In February 2022, Dr. Hallam’s base salary was increased to $240,000 per annum.

Dawson Termination / Change in Control Payments

The Dawson Employment Agreement also provided that if the Company terminated Dr. Dawson without “Cause” or if Dr. Dawson resigned his employment for “Good Reason”, each as defined in the Dawson Employment Agreement, Dr. Dawson would be entitled to receive (i) salary continuation and COBRA reimbursement for nine (9) months each, (ii) up to three (3) months of outplacement assistance, and (iii) nine (9) months of immediate vesting of equity grants subject to time based vesting. In the case of a termination that occurred during the period beginning three (3) months before and ending twelve (12) months after a “Change in Control”, (a) these severance-related periods would have increased to nine (9) months, (b) the equity award acceleration will result in full vesting for all time-based awards, and (c) Dr. Dawson would receive an additional payment equal to his target bonus.

Upon a termination of service for any reason, Dr. Dawson would be entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation, as applicable.

As a result of his termination from the Company, all of Dr. Dawson’s option grants have expired as of the date of this Registration Statement.

Perquisites, Health, Welfare and Retirement Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, accidental death and dismemberment insurance for all of our employees, including our named executive officers. Current named executive officers are eligible to participate in our defined contribution 401(k) plan, on the same basis as all of our other employees, under which they may make voluntary contributions as a percentage of compensation. No matching contributions have been made since the adoption of the 401(k) plan.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price Per Share (3)	Option Expiration Date
Thomas Hallam(4)	2/17/2022		1,305	—	$47.71	1/11/2023	(5)
	11/18/2021		2,708	—	$116.00	1/11/2023	(5)
	4/27/2021	(6)	543	—	$116.00	1/11/2023	(5)
	3/18/2020	(6)	245	—	$116.00	1/11/2023	(5)
	3/22/2019	(6)	543	—	$116.00	1/11/2023	(5)
	3/22/2019	(6)	174	—	$116.00	1/11/2023	(5)
	3/22/2019	(6)	300	—	$116.00	1/11/2023	(5)
	3/22/2019	(6)	407	—	$116.00	1/11/2023	(5)
	11/10/2017	(6)	54	—	$116.00	1/11/2023	(5)
	11/10/2017	(6)	1910	—	$116.00	1/11/2023	(5)
	6/12/2015	(6)	134	—	$116.00	1/11/2023	(5)
	6/12/2015	(6)	9	—	$116.00	1/11/2023	(5)
	5/16/2014	(6)	543	—	$116.00	1/11/2023	(5)

J.D. Finley	2/17/2022		324	972	$47.71	2/17/2032
	11/18/2021		919	2,642	$116.00	11/18/2031
	4/27/2021	(6)	652	—	$116.00	4/27/2031
	2/19/2020	(6)	146	12	$116.00	2/19/2030
	3/22/2019	(6)	293	—	$116.00	3/22/2029
	3/22/2019	(6)	380	—	$116.00	3/22/2029
	3/22/2019	(6)	194	—	$116.00	3/22/2029
	3/22/2019	(6)	113	—	$116.00	3/22/2029
	11/10/2017	(6)	1,041	—	$116.00	11/10/2027
	12/9/2016	(6)	190	—	$116.00	12/13/2024
	6/12/2015	(6)	208	—	$116.00	6/12/2025

(1)	Option awards were granted under the 2013 Plan and the 2021 EIP.
(2)	Options vest in equal proportions each quarter over three years, generally from the date of grant, except those options specifically granted on April 27, 2021, which vest quarterly over one year.
(3)	All of the option awards granted under the 2013 Plan were granted with a per share exercise price equal to fair market value of one share of LBS common stock on the date of grant, as determined in good faith by the Board. All of the option awards granted under the 2021 EIP were granted with a per share exercise price equal to the closing price of Palisade’s common stock on the grant date.
(4)	Per the terms of Mr. Hallam’s Separation Agreement and Release, vesting of awards was accelerated and deemed vested as if Mr. Hallam had remained employed for the 12 months after the date of his separation from employment with the Company on October 11, 2022.
(5)	Per the terms of the 2013 Plan and the 2021 EIP, Mr. Hallam’s options to purchase shares of common stock will expire three months after separation from employment with the Company, which occurred on October 11, 2022
(6)	Granted under the 2013 Plan. Such options were repriced, as discussed in the section entitled “Executive Compensation—Option Repricing.”

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Equity Benefit Plans

The principal features of our equity plans are summarized below.

2021 Equity Incentive Plan

Our board and stockholders approved the 2021 EIP, which became effective in April 2021. The number of shares of common stock reserved for issuance under the 2021 EIP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 3031, in an amount equal to the lesser of (1) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Common Stock determined by the Board prior to the date of the increase. As of December 31, 2022, 21,276 shares of common stock were authorized for future grants under the 2021 Plan and there were 20,167 outstanding stock options.

Our 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates. Our compensation committee has the authority, concurrent with our Board, to administer our 2021 EIP. The Board may also delegate to one or more of our officers certain authority under the terms of the 2021 Plan.

Stock options under the 2021 EIP are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant. Options granted under the 2021 EIP vest at the rate specified in the stock option agreement as determined by the plan administrator. Options may have a term up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual. In no event may an option be exercised beyond the expiration of its term.

Our 2021 EIP Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards:

●	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

●	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

●	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

●	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

●	cancel or arrange for the cancellation of the stock award, without the approval of stockholders but with the consent of any materially adversely affected participant, in exchange for other awards, cash, or other consideration, if any, as determined by the board; or

●	make a payment, in the form determined by our Board, equal to the excess, if any, of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Under the 2021 EIP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

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If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction. In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, our Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

2021 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through the 2021 Employee Stock Purchase Plan, or the ESPP, which became effective in connection with the Merger. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our compensation committee has the authority, concurrent with our Board, to administer the ESPP. Under the ESPP, generally all of our regular employees (including our Named Executive Officers during their employment with us) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 3031, in an amount equal to the lesser of (1) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (2) 6,935 shares of Common Stock, or (3) such lesser number of shares of Common Stock as the Board may designate prior to the date of increase. As of December 31, 2022, 5,159 shares of common stock were authorized for future grants under the ESPP and there were no outstanding common stock shares issued.

The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our compensation committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

2021 Inducement Plan

The Board adopted the Palisade 2021 Inducement Plan in November 2021. Our Palisade 2021 Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c) of the Nasdaq Listing Rules. Our Palisade 2021 Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other forms of stock awards.

Stock awards granted under our Palisade 2021 Inducement Plan may only be made to individuals who did not previously serve as employees or non-employee directors of the Company or an affiliate of the Company (or following such individuals’ bona fide period of non-employment with the Company or an affiliate of the Company), as an inducement material to the individuals’ entering into employment with the Company or an affiliate of the Company or in a manner otherwise permitted by Rule 5635(c) of the Nasdaq Listing Rules. In addition, stock awards must be approved by either a majority of the Company’s “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of our Palisade 2021 Inducement Plan are otherwise substantially similar to our 2018 Plan (including with respect to the treatment of stock awards upon corporate transactions involving us or certain changes in our capitalization), except stock awards granted under our Palisade 2021 Inducement Plan may not be repriced without stockholder approval.

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The maximum number of shares of our common stock that may be issued under our Palisade 2021 Inducement Plan is 15,000 shares. Shares subject to stock awards granted under our Palisade 2021 Inducement Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our Palisade 2021 Inducement Plan. Additionally, shares become available for future grant under our Palisade 2021 Inducement Plan if they were issued under stock awards granted under our Palisade 2021 Inducement Plan and we repurchase or reacquire them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Seneca Equity Compensation Plans

Seneca 2019 Plan

Pursuant to the completion of the merger transaction in April 2021, all outstanding awards under the Seneca 2019 Plan were cancelled and no further awards will be granted under the Seneca 2019 Plan.

Seneca Inducement Plan

Pursuant to the completion of the merger transaction in April 2021, all outstanding awards under the Seneca Inducement Plan were cancelled and no further awards will be granted under the Seneca Inducement Plan.

DIRECTOR COMPENSATION

Board Compensation Arrangements

Our Board adopted a Non-employee Director Compensation Policy in November 2021 that is applicable to each member of our Board who is not also serving as an employee or consultant to the Company. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board:

●	an annual cash retainer of $40,000;

●	an additional annual cash retainer of $35,000 for service as chairman of the board of directors;

●	an additional annual cash retainer of $20,000, $15,000, $10,000 and $20,000 for service as chair of the Audit Committee, Compensation Committee, the Governance and Nominating Committee and the Strategy and Finance Committee, respectively;

●	an additional annual cash retainer of $10,000, $7,500, $5,000 and $10,000 for service as a member of the Audit Committee, Compensation Committee, the Governance and Nominating Committee and the Strategy and Finance Committee, respectively (not applicable to committee chairs).

Equity compensation for eligible directors will be determined, from time to time and at any time, in the sole discretion of the Board or the Compensation Committee of the Board.

We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Dr. Hallam, our prior Chief Executive Officer, also served as director but did not receive any additional compensation for his service as a director during his tenure.

The following table sets forth in summary form information concerning the compensation that was earned by each of our non-employee directors during the year ended December 31, 2022.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS($)	OPTION AWARDS ($)	TOTAL ($)
James R. Neal	$105,000	—	—	$105,000
Stephanie C. Diaz	$60,000	—	—	$60,000
Donald A. Williams	$60,000	—	—	$60,000
Mary Ann Gray, Ph.D.	$65,000	—	—	$65,000
Cristina Csimma, PharmD, MHP	$57,500	—	—	$57,500
Robert Trenchel, D.O.	$57,500	—	—	$57,500
Binxian Wei	$40,000	—	—	$40,000

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, and the other transactions discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2022 and incorporated by reference herein, the following is a description of each transaction since January 1, 2021 that:

(i)	the amounts involved exceeded or will exceed the lesser of (a) $120,000 or (b) 1% of the average of our total assets for the fiscal years ended December 31, 2021 or 2020; and

(ii)	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

The proposed or undertaken transactions are:

●	In April 2021, Dr. Kenneth Carter, Dr. Matthew Kalnik, and Mr. Dane Saglio, and Seneca’s senior vice president of research and development agreed to the cancellation of their respective outstanding options to purchase common stock in Seneca immediately prior to the closing of the Merger in exchange for aggregate consideration of $1,423,012. Dr. Carter, Dr. Kalnik, and Mr. Saglio served as (i) Executive Chairman, (ii) President and Chief Operating Officer, and (iii) Chief Financial Officer of Seneca, respectively, until the closing of the Merger.

●	In July 2021, Altium Growth Fund, LP (“Altium”), a then holder of more than five percent of our Common Stock, entered into a Waiver and Amendment Agreement with the Company (the “Waiver Agreement”). Pursuant to the Waiver Agreement, Altium and the Company agreed to waive certain rights, waive the reset provisions with respect to the exercise price and number of shares subject to the outstanding warrants held by Altium, eliminate certain financing restrictions, and accelerate registration rights for the shares underlying the warrants. As consideration for the foregoing, pursuant to the Waiver Agreement, the Company issued Altium an additional warrant to purchase up to 22,000 shares of Common Stock. The Waiver Agreement also provides that the Company will file a resale registration statement for the shares underlying Altium’s warrants, including the additional warrant to purchase up to 22,000 shares of Common Stock, before July 31, 2021.

Effective January 31, 2022 (the “2022 Effective Time”), Altium entered into a Waiver and Amendment Agreement with the Company (the “2022 Waiver Agreement”). Pursuant to the 2022 Waiver Agreement, Altium and the Company agreed to irrevocably waive any adjustment to the exercise price of the existing warrants held by Altium from and after 2022 Effective Time for the Company’s issuances of equity or equity-linked securities at a price below the exercise price of the warrants. The 2022 Waiver Agreement also includes agreement by the parties to, among other things, (i) restrict Altium’s ability to sell the Company’s securities through a “leak out” provision whereby sales are restricted by applying a volume limitation, (ii) shorten the notice period for the Investor’s participation rights related to certain future securities offerings, (iii) restrict the Company’s ability to conduct a primary offering of its securities for a specified period of time, and (iv) provide registration rights for the shares underlying the January Warrant (defined below). As consideration for the foregoing, pursuant to the 2022 Waiver Agreement, the Company issued Altium an additional warrant to purchase up to 45,000 shares of the Company’s common stock (the “January 2022 Warrant”). The January 2022 Warrant is exercisable beginning six months following the 2022 Effective Time.

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●	In August 2021, we and Yuma entered into a Securities Purchase Agreement pursuant to which Yuma purchased 30,197 shares of our Common Stock and a warrant to purchase up to 7,549 shares of Common Stock for a total purchase price of $5,209,141.20. The Warrant is exercisable for five years. Dr. Trenschel does not have any pecuniary interest in these securities and disclaims beneficial ownership of them.

Pursuant to the purchase agreement, we agreed to file one or more registration statements with the SEC registering the resale of the shares and the shares of Common Stock issuable upon exercise of the warrant by Yuma, to have all such registration statements declared effective within the timeframes set forth in the purchase agreement, and to keep such registration statements effective for up to five years.

●	In October 2020, we issued and sold to Yuma Regional Medical Center (“Yuma”), a holder of more than five percent of our common stock, (i) an unsecured promissory note in the principal amount of $0.5 million with an interest rate of 10% per annum (the “Yuma Notes”) and (ii) warrants to purchase 45,000 shares of our Common Stock at an exercise price of $0.73 per share (the “Old Yuma Warrants”). The Old Yuma Warrants were immediately exercisable and expire ten years from the date of issuance. In May 2021, we entered into an agreement with Yuma to amend the Yuma Notes to extend the maturity date of the Yuma Notes to November 15, 2021 (the “Notes Amendment”). In connection with the Notes Amendment, the Old Yuma Warrants were cancelled and we issued new warrants to purchase 100 shares of Common Stock at $300.00 per share to Yuma. Dr. Trenschel is a member of our Board and is the president and chief executive officer of Yuma.

●	Effective November 9, 2021, the Board amended the Company’s non-employee board member compensation policy. For a full discussion of the policy, see the section of this Registration Statement entitled “Director Compensation”.

●	The Company determined that the outstanding stock options under the LBS 2013 Employee, Director, and Consultant Equity Incentive Plan, (as amended and restated, the “2013 Plan”) had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “Underwater Options”). On November 18, 2021, the Compensation Committee resolved that it was in the best interests of the Company and its stockholders to amend the Underwater Options for Dr. Hallam, Mr. Finley and Dr. Dawson, our Chief Executive Officer, Chief Financial Officer and Chief Medical Officer, respectively, to reduce the exercise price per share to $116, the closing per share price of the Company’s common stock on November 18, 2021 (the “Repricing”). In accordance with the 2013 Plan requirements, the holders of the Underwater Options identified under the Repricing consented to the modification of their affected awards. All the other terms of the Underwater Options other than the exercise price remained the same, including the number of shares granted, vesting schedule and expiration date. The Company determined that the Repricing represented a modification of share-based awards under ASC 718. Accordingly, the Company recognized incremental compensation expense of $0.4 million for the year ended December 31, 2021. Of the incremental compensation expense recognized, $200,939, $147,197 and $37,574 was attributable to shares held by Dr. Hallam, Mr. Finley and Dr. Dawson, respectively.

●	During the fiscal year ended December 31, 2021, the Company paid the following compensation to its non-executive directors that served as directors at any time during such year:

○	An aggregate of $492,102 in cash;
○	An aggregate of $36,960 in stock awards consisting of 24,000 restricted stock units awarded to directors by Seneca Biopharma, Inc., prior to the merger with LBS; and
○	An aggregate of $489,489 in value of stock option grants consisting of 966 options granted to 7 directors during 2021, each having an exercise price of $116 per share and a term of 10 years.

●	Pursuant to a registered offering in May 2022, we agreed to sell and issue an aggregate of 72,930 shares of our common stock, par value $0.01 per share, at a purchase price per share of $27.50 to certain of the selling stockholders. In a concurrent private placement, we also agreed to sell and issue purchase warrants to such purchasers to purchase up to 72,930 shares of common stock at an exercise price of $35.525 per share, the closing bid price of our common stock on May 5, 2022. Altium Growth Fund LP, a holder of greater than 5% of our common stock, purchased 18,000 shares.

In a concurrent private placement, we also agreed to sell and issue to such purchasers warrants to purchase up to 72,930 shares of common stock at an exercise price of $35.525 per share, the closing bid price of our Common Stock on May 5, 2022. We issued Altium a warrant to purchase 18,000 shares of our Common Stock. The warrants are not exercisable until six months following the date of issuance and expire five and a half years from the date of issuance.

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●	On August 16, 2022, J.D. Finley, our interim Chief Executive Officer and Chief Financial Officer participated in the Company’s underwritten offering. Pursuant to the offering, Mr. Finley invested $25,000 in exchange for 2,000 units at $12.50 per unit consisting of an aggregate of (i) 2,000 Common Shares, (ii) 2,000 Series 1 Common Stock purchase warrants and (iii) 2,000 Series 2 Common Stock purchase warrants. The Series 1 warrants have a term of one year from issuance and the Series 2 warrants have a term of five years from issuance. Both Series 1 and Series 2 warrants initially had exercises prices of $12.50 but have been subsequently reduced to $2.38 per share as a result of adjustments to the exercise prices for future offerings contained in the warrants.

●	On August 16, 2022, Thomas Hallam, PhD, our former Chief Executive Officer and former member of our Board, participated in the Company’s underwritten offering. Pursuant to the offering, Dr. Hallam invested $10,000 in exchange for 800 units at $12.50 per unit consisting of an aggregate of (i) 800 Common Shares, (ii) 800 Series 1 Common Stock purchase warrants and (iii) 800 Series 2 Common Stock purchase warrants. The Series 1 warrants have a term of one year from issuance and the Series 2 warrants have a term of five years from issuance. Both Series 1 and Series 2 warrants initially had exercises prices of $12.50 but have been subsequently reduced to $2.38 per share as a result of adjustments to the exercise prices for future offerings contained in the warrants.

●	On October 11, 2022, we entered into a separation agreement with Thomas Hallam, Ph.D., our former chief executive officer and member of our board of directors whereby the Company and Dr. Hallam agreed to a mutual release of claims in exchange for (i) the payment of an aggregate of $530,000 payable in twelve equal monthly installments, (ii) up to twelve (12) months of continued COBRA coverage, (iii) twelve (12) months of immediate vesting of his outstanding equity grants subject to time based vesting, and (iv) up to six (6) months of virtual job replacement services valued at $3,100. Subject to the continued performance of terms set forth in the separation agreement, we would be required to pay all of the foregoing compensation to Dr. Hallam. To date, the Company has paid approximately $22,000 under the separation agreement.

●	On January 3, 2023, the Company granted J.D. Finley, our interim Chief Executive Officer and Chief Financial Officer, 5,236 restricted stock units valued at $20,000. The restricted stock units vest in 4 equal quarterly installments over the grant year. The restricted stock units were issued from the Company’s 2021 Equity Incentive Plan.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify its directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

SELLING STOCKHOLDERS

On December 30, 2022, the Company entered into securities purchase agreements with certain institutional and accredited investors, pursuant to which we agreed to sell and issue, in a registered direct offering, offered pursuant to an effective shelf registration statement on Form S-3 an aggregate of (i) 476,842 Common Shares at a purchase price per share of $2.375, and (ii) registered prefunded warrants to purchase up to 37,000 shares of Common Stock at a purchase price of $2.3749 per registered prefunded warrant (the “Registered Offering”). The offering resulted in aggregate gross proceeds of approximately $2.5 million, before deducting fees to the placement agent and other estimated offering expenses payable by the Company.

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In a concurrent private placement, pursuant to the purchase agreements, we offered and sold to the investors (i) Prefunded Warrants to purchase up to 538,789 shares of Common Stock and (ii) Warrants to purchase an aggregate of 1,052,631 shares of our Common Stock (the “Private Placement”).

The Prefunded Warrants are immediately exercisable, have a perpetual term, an exercise price of $0.0001 per share, and are subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the Prefunded Warrants.

The Warrants are immediately exercisable, have a term of five (5) years from issuance, an exercise price of $2.375 per share, and are subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the Warrants.

Pursuant to placement agency agreement dated as of December 30, 2022, we engaged Ladenburg Thalmann & Co. Inc. to act as the exclusive placement agent in connection with the registered direct and private placement transaction. We issued Placement Agent Warrants to purchase an aggregate of 63,158 shares of our Common Stock. The Placement Agent Warrants have an exercise price of $2.9688 per share. The Common Shares underlying the Prefunded Warrants, Warrants, and Placement Agent Warrants are referred to collectively as the “Warrant Shares”. The Prefunded Warrants, the Warrants, and the Placement Agent Warrants are referred to as the “January 2023 Warrants”.

Pursuant to the purchase agreements, we agreed to file the registration statement of which this prospectus is a part to cover the resale of the shares of Common Stock underlying the Prefunded Warrants and Warrants and to use best efforts to keep such registration statement effective at all times until such date that the Warrant Shares either (i) have been sold, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

We are registering the resale of 1,654,578 shares of Common Stock which are issuable upon the exercise of the January 2023 Warrants held by the selling stockholders identified below to permit such selling stockholders, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these Common Shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholders may sell some, all or none of their Common Shares. We do not know how long each of the selling stockholders will hold their Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the Common Shares. The Common Shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of Common Stock each of the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which it provided information for this table.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Under the terms of the January 2023 Warrants and certain other warrants held by the selling stockholder, each selling stockholder may not exercise the January 2023 Warrants or such other warrants held by the selling stockholder to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as indicated in such selling stockholder’s applicable warrant, of our then outstanding Common Stock following such exercise, excluding, for purposes of such determination, Common Stock issuable upon exercise of the January 2023 Warrants and such other warrants held by the selling stockholder, which have not been exercised. The number of shares in the second and fourth columns and the percentage in the fourth column reflect this limitation.

The information in the table below and the footnotes thereto regarding shares of Common Stock to be beneficially owned after the offering assumes the exercise of the January 2023 Warrants by the applicable selling stockholder and sale of all Common Shares being offered by the applicable selling stockholder under this prospectus.

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	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
Armistice Capital Master Fund Ltd. (3)	-	926,144	926,144	18.93%	880,894	45,250	0.94%
Bigger Capital Fund, LP (4)	-	94,737	94,737	2.33%	94,737	-	0.00%
District 2 Capital Fund LP (5)	-	94,737	94,737	2.33%	94,737	-	0.00%
Lincoln Park Capital Fund, LLC (6)	13,684	232,039	245,723	5.85%	221,052	24,671	0.59%
Warberg WFX LP (7)	500	78,948	79,448	1.96%	78,948	500	0.01%
Lind Global Fund II LP (8)	20,000	232,038	252,038	6.00%	221,052	30,986	0.75%
Ladenburg Thalmann & Co. Inc. (9)	-	281,959	281,959	6.64%	63,158	218,801	5.74%
	34,184	1,940,602	1,974,786	33.44%	1,654,578	320,208	6.04%

* Less than 1%.

(1) Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Share purchase options or warrants. There were 3,965,188 Common Shares outstanding as of January 6, 2023. All shares referenced below are Common Shares.

(2) Includes the sale of all Common Shares and Common Shares underlying Prefunded Warrants and Warrants registered herein.

(3) The shares being registered include the following issuances in our Private Placement: (i) 301,947 Common Shares underlying Prefunded Warrants and (ii) 578,947 Common Shares underlying Warrants. The 301,947 Prefunded Warrants are subject to 9.99% maximum beneficial ownership limitation and the Warrants are subject to 4.99% maximum beneficial ownership limitation (subject to increase to 9.99% on 61 days notice). Steven Boyd has voting and dispositive control with respect to the securities being offered.

(4) The shares being registered include the following issuances in our Private Placement: (i) 31,579 Common Shares underlying Prefunded Warrants and (ii) 63,158 Common Shares underlying Warrants. Michael Bigger has voting and dispositive control with respect to the securities being offered. Michael Bigger also has voting and dispositive control with respect to the securities being offered by District 2 Capital Fund LP, as referenced in footnote 5 hereof.

(5) The shares being registered include the following issuances in our Private Placement: (i) 31,579 Common Shares underlying Prefunded Warrants and (ii) 63,158 Common Shares underlying Warrants. Michael Bigger has voting and dispositive control with respect to the securities being offered. Michael Bigger also has voting and dispositive control with respect to the securities being offered by Bigger Capital Fund, LP, as referenced in footnote 4 hereof.

(6) The shares being registered include the following issuances in our Private Placement: (i) 73,684 Common Shares underlying Prefunded Warrants and (ii) 147,368 Common Shares underlying Warrants. The 73,684 Prefunded Warrants and 147,368 Warrants are subject to 4.99% maximum beneficial ownership limitation (subject 9.99% on 61 days notice). Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park are deemed to be beneficial owners of all of the Common Shares owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power.

(7) The shares being registered include the following issuances in our Private Placement: (i) 26,316 Common Shares underlying Prefunded Warrants and (ii) 52,632 Common Shares underlying Warrants. Daniel Warsh has voting and dispositive control with respect to the securities being offered.

(8) The shares being registered include the following issuances in our Private Placement: (i) 73,684 Common Shares underlying Prefunded Warrants and (ii) 147,368 Common Shares underlying Warrants. The 73,684 Prefunded Warrants and the 147,368 Warrants are subject to 9.99% maximum beneficial ownership limitation. Jeff Easton has voting and dispositive control with respect to the securities being offered.

(9) The shares being registered include 63,158 Common Shares underlying the Placement Agent Warrants. Ladenburg is a registered broker-dealer that received the Placement Agent Warrants pursuant to investment banking services. David Rosenberg has voting and dispositive control with respect to the securities being offered. Notwithstanding percentage ownership of Ladenburg, each outstanding convertible security post sale has a blocker of 4.99% ownership.

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Relationship with Selling stockholders

Pursuant to the Private Placement, we agreed to file the registration statement of which this prospectus is a part to cover the resale of the shares of Common Stock underlying the Prefunded Warrants and Warrants and to use best efforts to keep such registration statement effective at all times until such date that the Warrant Shares either (i) have been sold, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Except for Ladenburg Thallman & Co. Inc. serving as our underwriter, placement agent or advisor with respect to securities offerings, none of the selling stockholders nor any persons having control over such selling stockholders have held any position or office with us or our affiliates within the last three years nor has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock as of January 11, 2023 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

The information in the following table is calculated based on 3,965,188 shares of our common stock outstanding as of January 11, 2023.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, including upon the exercise of common stock purchase options or warrants.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Armistice Capital, LLC (2)	440,086	9.99%
Directors and Named Executive Officers
James R. Neal(3)	1,294	*
Thomas Hallam, Ph.D.(4)	1,951	*
Stephanie C. Diaz(5)	1,258	*
Donald Williams(6)	1,258	*
Mary Ann Gray, Ph.D.(7)	1,046	*
Cristina Csimma, Pharm.D., MHP(8)	1,010	*
Robert J. Trenschel, D.O.(9)	46,607	1.17%
Binxian Wei(10)	1,006	*
J.D. Finley(11)	12,137	*
Michael Dawson, M.D.(12)	300	*
All directors and executive officers as a group (9 persons)(13)	67,031	1.68%

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*	Represents less than one percent

(1)	Except as otherwise indicated in the footnotes to this table, this table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, and Form 4s, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock underlying options, warrants and convertible securities that are currently exercisable or exercisable within 60 days of January 11, 2023 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 3,965,188 shares of common stock outstanding on January 11, 2023, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of the beneficial owner is c/o Palisade Bio, Inc. 7750 El Camino Real, Suite 5200, Carlsbad, CA 92009.

(2)	Includes (i) 208,254 shares of common stock underlying warrants that have a beneficial ownership limit of 4.99% as of January 11, 2023 and (ii) 231,832 shares of common stock underlying certain prefunded warrants that have a beneficial ownership of 9.99% as of January 11, 2023, based off internal records of Company regarding ownership of Armistice Capital, LLC. The ownership described herein excludes 486,058 shares underlying common stock warrants and prefunded warrants subject to beneficial ownership limitations. Address of beneficial owner is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Includes 1,294 shares of common stock underlying stock options which are exercisable as of January 11, 2023.

(4)	Includes (i) 351 shares of common stock, and (ii) 1,600 shares of common stock underlying common stock purchase warrants. Dr. Hallam ceased to be an officer and director of the Company effective October 11, 2022.

(5)	Includes 1,258 shares of common stock underlying stock options which are exercisable as of January 11, 2023.

(6)	Includes 1,258 shares of common stock underlying stock options which are exercisable as of January 11, 2023.

(7)	Includes 80 shares of common stock, and 966 shares of common stock underlying stock options which are exercisable as of January 11, 2023.

(8)	Includes 44 shares of common stock, and 966 shares of common stock underlying stock options which are exercisable as of January 11, 2023.

(9)	Includes (a) 299 shares of common stock, and 1,284 shares of common stock underlying stock options which are exercisable as of January 11, 2023 and (b) (i) 36,287 shares of common stock and (ii) 8,737 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center. Dr. Trenschel also serves on our board of directors.

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(10)	Includes (i) 40 shares of common stock and (ii) 966 shares of common stock underlying stock options which are exercisable as of January 11, 2023.

(11)	Consists of (a)(i) 2,437 shares of common stock held by Mr. Finley, (ii) 4,006 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. Finley, (iii) 4,881 shares of common stock underlying options held by Mr. Finley, (b)(i) 777 shares of common stock held by FCW Investments LLC, (ii) 33 shares of common stock underlying warrants held by FCW Investments, LLC, and (c) 3 shares underlying warrants held by Pacific Premier Trust Co., which are exercisable as of January 11, 2023. The address for Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA is PO Box 173859, Denver, CO 80217. The address for FCW Investments LLC is 19 Cherrymoor Dr, Englewood, CO 80113. Mr. Finley has sole investment and voting power over the shares held by Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA and FCW Investments LLC.

(12)	Includes 300 shares of common stock. Dr. Dawson ceased to be an officer of the Company effective October 11, 2022.

(13)	Includes the shares described in footnotes (3)-(12) above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), Amended and Restated Bylaws (“Bylaws”), Certificate of Designation of Preferences, Rights and Limitations of Series A 4.5% Convertible Preferred Stock (“Series A Certificate of Designation”), Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (“Series B Certificate of Designation”), and certain provisions of Delaware law are summaries. The following description is not complete and is subject to and qualified in its entirety by our Certificate of Incorporation, Bylaws, Series A Certificate of Designation, and Series B Certificate of Designation, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law (“DGCL”).

As of the date of this prospectus, our authorized capital stock consists of 280,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Fully Paid and Non-Assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock are available for issuance by our Board without any further stockholder action, except as required by the listing standards of the Nasdaq Stock Market.

Voting Rights

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Our Bylaws establish a classified Board that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

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Economic Rights

Except as otherwise expressly provided in our Certificate of Incorporation or required by applicable law, all shares of common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our common stock. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 7,000,000 shares of preferred stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by our Board. Our Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of our common stock.

Series A 4.5% Convertible Preferred Stock

In December 2016, a series of our preferred stock was designated as Series A 4.5% Convertible Preferred Stock consisting of 1,000,000 designated shares (which is subject to increase without the consent of all of the holders of the Series A 4.5% Convertible Preferred Stock in the event such additional shares of Series A 4.5% Convertible Preferred Stock are issued solely to the holders as payment of accrued dividends).

As of January 6, 2023, we had outstanding 200,000 shares of Series A 4.5% Convertible Preferred Stock with a stated value of $12.79 per share held by one holder and which are immediately convertible into an aggregate of 129 shares of common stock. The Series A 4.5% Convertible Preferred Stock have no provisions regarding subsequent securities issuances or so called “price protection provisions.” The holders of Series A 4.5% Convertible Preferred Stock shall be entitled to receive dividends in cash or additional shares of Series A 4.5% Convertible Preferred Stock if and when declared by our Board in preference to the payment of any dividends on our common stock. The holders of Series A 4.5% Convertible Preferred Stock shall have no voting rights but shall be entitled to appoint one member to our Board. This right to appoint a member of the Board will terminate when there are less than 200,000 shares of Series A 4.5% Convertible Preferred Stock outstanding. As long as any shares of Series A 4.5% Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A 4.5% Convertible Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A 4.5% Convertible Preferred Stock or alter or amend the Certificate of Designation, other than to authorize and issue additional shares of Series A 4.5% Convertible Preferred Stock. In addition, holders of Series A 4.5% Convertible Preferred Stock are subject to beneficial ownership limitations.

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Series B Convertible Preferred Stock

In August 2022, a series of our preferred stock was designated as Series B Convertible Preferred Stock, consisting of 1,460 designated shares (which is subject to increase only with the consent of a majority of the holders).

As of January 11, 2023, we had no shares of Series B preferred Stock outstanding as all shares had been converted into common stock.

Options

As of December 31, 2022, stock options to purchase an aggregate of 14,274 shares of common stock were outstanding under the 2013 Plan. No further awards will be made under the 2013 Plan. As of December 31, 2022, stock options to purchase an aggregate of 24,642 shares of common stock were outstanding under the 2021 Plan and (ii) 16,801 shares remained available for future issuance under the Palisade 2021 Plan.

As of December 31, 2022, stock options to purchase an aggregate of 8,560 shares of common stock were outstanding under our Palisade 2021 Inducement Plan, and (ii) 6,440 shares remained available for future issuance under the Palisade 2021 Inducement Plan.

Warrants

As of January 11, 2023, our outstanding common stock purchase warrants consist of warrants to purchase 1,664,488 shares of Common Stock, with a weighted average exercise price of $18.44 per share and generally expire between five and ten years after the date of issuance. Such amount does not include the Prefunded Warrants described below that have an exercise price of $0.0001.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

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Amended and Restated Bylaws

Board Composition and Filling Vacancies. Our Bylaws provide for our Board to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we have or may issue may be entitled to elect. Our Bylaws also provide that subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

Special Meeting of Stockholders. Our Bylaws also provides that a special meeting of stockholders may be called only by our chairperson of the Board, chief executive officer or president, the secretary or any two directors.

Advance Notice Requirements. Our Bylaws also establishes advance notice procedures with respect to certain stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors.

Amendment to Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. We act as the transfer agent and registrar for our Series A 4.5% Convertible Preferred Stock and Series B Convertible Preferred Stock to the extent any shares are outstanding.

Listing on the Nasdaq Capital Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI.”

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,654,578 shares of our Common Stock issuable upon exercise of (i) 538,789 Prefunded Warrants, (ii) 1,052,631 Warrants, and (iii) 63,158 Placement Agent Warrants.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Prefunded Warrants

The following is a brief summary of certain terms and provisions of the Prefunded Warrants offered by this prospectus and is subject in all respects to the provisions contained in the Prefunded Warrants.

Exercisability. The Prefunded Warrants are exercisable immediately following the date of issuance, and at any time thereafter in perpetuity. The Prefunded Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. At any time, the Prefunded Warrants may also be exercised, in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Prefunded Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Prefunded Warrant if the holder would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Prefunded Warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us.

Exercise Price; Adjustments. The Prefunded Warrants have an exercise price of $0.0001 per share. The exercise price and the number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting shares of our common stock. In addition, if we grant, issue or sell certain securities pro rata to the record holders of our common stock, other than certain exempt issuances, or if we declare or make any dividend or other distribution of our assets, including cash, stock or other property to the holders of our common stock, then the holders of the Prefunded Warrants will be entitled to participate in such transactions to the same extent such holder would have participated in such transaction if it held the number of shares of common stock issuable upon exercise of the Prefunded Warrants without regard to any limits on exercise contained in the Prefunded Warrants.

Transferability. Subject to applicable laws, the Prefunded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Prefunded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Prefunded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Prefunded Warrants will be limited.

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Fundamental Transactions. If a fundamental transaction (as defined in the Prefunded Warrants) occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Prefunded Warrants with the same effect as if such successor entity had been named in the Prefunded Warrant itself. Following such fundamental transaction, the holders of the Prefunded Warrants will be entitled to receive upon exercise of the Prefunded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Prefunded Warrants immediately prior to such fundamental transaction without regard to any limits on exercise contained in the Prefunded Warrants. If holders of shares of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Prefunded Warrant following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us or the successor entity to repurchase, with such payment to occur in common stock of the Company or its successor, its Prefunded Warrant at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value per share of common stock in the fundamental transaction for each share of common stock underlying a Prefunded Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Prefunded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Prefunded Warrant does not have the rights or privileges of a holder of shares of our common stock, including any voting rights, until the holder exercises the Prefunded Warrant.

Warrants

The following is a brief summary of certain terms and provisions of the Warrants offered by this prospectus and is subject in all respects to the provisions contained in the Warrants.

Exercisability. The Warrants are exercisable immediately following the date of issuance, and at any time thereafter up to five (5) years from the initial issuance date. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. Beginning six (6) months following the issuance date of the Warrants, if at the time of exercise there is no effective registration statement registering the Warrants, then the Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us.

Exercise Price; Adjustments. The Warrants have an exercise price of $2.375 per share. The exercise price and the number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting shares of our common stock. In addition, if we grant, issue or sell certain securities pro rata to the record holders of our common stock, other than certain exempt issuances, or if we declare or make any dividend or other distribution of our assets, including cash, stock or other property to the holders of our common stock, then the holders of the Warrants will be entitled to participate in such transactions to the same extent such holder would have participated in such transaction if it held the number of shares of common stock issuable upon exercise of the Warrants without regard to any limits on exercise contained in the Warrants.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

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Fundamental Transactions. If a fundamental transaction (as defined in the Warrants) occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. Following such fundamental transaction, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limits on exercise contained in the Warrants. If holders of shares of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us or the successor entity to repurchase, with such payment to occur in common stock of the Company or its successor, its Warrant at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value per share of common stock in the fundamental transaction for each share of common stock underlying a Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of shares of our common stock, including any voting rights, until the holder exercises the Warrant.

Placement Agent Warrants

Except for having an exercise price per share of $2.9668, the Placement Agent Warrants are materially the same as the terms of the Warrants described above.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

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●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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EXPERTS

The consolidated financial statements of Palisade Bio, Inc. as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor & News section of our website under the heading “SEC Filings”. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www. palisadebio.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022;

●	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022, and September 30, 2022, filed with the SEC respectively on May 13, 2022, August 15, 2022, and November 14, 2022;

●	our Current Reports Form 8-K filed with the SEC on February 1, 2022, February 24, 2022, April 20, 2022, May 6, 2022, May 20, 2022, June 10, 2022, August 15, 2022, August 16, 2022, September 15, 2022, September 26, 2022, October 7, 2022, October 14, 2022, October 17, 2022, November 16, 2022, November 23, 2022, December 16, 2022, and January 4, 2023;

●	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on April 21, 2022, August 31, 2022, and August 31, 2022 (other than the portions thereof which are furnished and not filed); and

●	the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on July 1, 2015, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022.

You may access the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, Proxy Statements, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website (www.sec.gov) or our website (www.palisadebio.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to 7750 El Camino Real, Suite 5200, Carlsbad, CA 92009, Attn: Secretary or may be made telephonically at (858) 704-4900.

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1,654,578 SHARES OF COMMON STOCK

PROSPECTUS

JANUARY 24, 2023